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SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported November 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, year-to-date 2011 traffic results presented in the accompanying table include the combined results of Southwest Airlines and AirTran for periods prior to the acquisition date.
               The Company flew 8.1 billion revenue passenger miles (RPMs) in November 2012, compared to 8.3 billion RPMs flown in November 2011, a decrease of 1.5 percent.  Available seat miles (ASMs) increased 0.4 percent to 10.2 billion in November 2012 from 10.1 billion ASMs in November 2011.  The November 2012 load factor was 80.0 percent, compared to 81.6 percent in November 2011.  For November 2012, passenger revenue per ASM (PRASM) is estimated to have increased approximately one percent compared to November 2011.
For the first eleven months of 2012, the Company flew 94.7 billion RPMs, compared to 95.7 billion combined RPMs flown in the same period in 2011, a decrease of 1.0 percent.  The year-to-date 2012 ASMs decreased 0.3 percent to 117.7 billion from the combined level of 118.1 billion for the same period in 2011.  The year-to-date 2012 load factor was 80.5 percent, compared to the combined load factor of 81.0 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	NOVEMBER

	2012	2011	CHANGE
Revenue passengers carried	8,849,808	9,153,216	(3.3)%

Enplaned passengers	10,791,741	11,060,675	(2.4)%

Revenue passenger miles (000)	8,148,731	8,276,333	(1.5)%

Available seat miles (000)	10,186,984	10,144,618	0.4%

Load factor	80.0%	81.6%	(1.6	) pts

Average length of haul	921	904	1.9%

Trips flown	106,938	111,628	(4.2)%

	YEAR-TO-DATE

	2012	2011	CHANGE
Revenue passengers carried	100,736,126	101,208,134	(0.5)%

Enplaned passengers	123,332,996	124,356,471	(0.8)%

Revenue passenger miles (000)	94,700,049	95,669,147	(1.0)%

Available seat miles (000)	117,658,519	118,063,325	(0.3)%

Load factor	80.5%	81.0%	(0.5	) pts

Average length of haul	940	945	(0.5)%

Trips flown	1,252,769	1,284,687	(2.5)%

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